Exhibit 10(ff)

                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS AGREEMENT is made and entered into as of this 1st day of June, 1999, by and between BLOUNT, INC., a Delaware corporation (the "Company"), and Kenneth Owen Saito ("Executive").


                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Company and Executive desire to enter into an agreement providing for Executive's employment by the Company and specifying the terms and conditions of such employment; and

     WHEREAS, the Company entered into an Agreement and Plan of Merger and Recapitalization (the "Recapitalization Agreement") dated April 18, 1999 with Red Dog Acquisition, Corp. ("Newco"), a wholly owned subsidiary of Lehman Brothers Merchant Banking Partners II L.P. ("LB MBP II"): and

     WHEREAS, pursuant to the Recapitalization Agreement, the Company will be recapitalized through a merger with and into Newco, following which substantially all of the outstanding capital stock of the Company will be held by LB MBP 11; and

     WHEREAS, the Company desires to modify any prior employment agreement and restate such agreement in a single document as hereinafter provided; and

     WHEREAS, Executive desires to continue his employment with the Company on the terms and conditions provided herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants


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and agreements contained herein, the parties hereby agree as follows:

     1.   EMPLOYMENT AND TERM.

          (a) Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment, as Senior Vice President - Finance & Administration of the OPG of the Company and shall have such responsibilities, duties and authority as may from time to time be assigned to Executive by the Group President (or his designee), which responsibilities. duties and authority may be altered from time to time. Executive hereby agrees that during the Term of this Agreement he will devote substantially all his working time, attention and energies to the diligent performance of his duties for the Company. With the consent of the Group President (or his designee), the Executive may serve as a director on the board of directors or trustees of an additional company or educational organization.

          (b) Unless earlier terminated as provided herein, Executive's employment under this Agreement shall be for a rolling, two-year term (the "Term") commencing on the Effective Time (as defined in the Recapitalization Agreement), and shall be deemed to extend automatically, without further action by either the Company or Executive, each day for an additional day, such that the remaining term of the Agreement shall continue to be two years; provided, however, that either party may, by written notice to the other, cause this Agreement to cease to extend automatically and, upon such notice, the "Term" of this Agreement shall be the two years following the date of such notice and this Agreement shall terminate upon the expiration of such Term.

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          (c)  The purpose of this Agreement is to amend any prior employment agreement and to provide a single, integrated document which shall provide the basis for Executive's continued employment by the Company. This Agreement supersedes any prior employment agreement in its entirety and any rights under any prior employment agreement are terminated on the Effective Time. This Agreement shall not be effective until the Effective Time, and this Agreement shall terminate immediately if the Recapitalization Agreement is terminated in accordance with its terms prior to the Effective Time.

     2. COMPENSATION AND BENEFITS. As compensation for Executive's services during the initial Term of this Agreement, Executive shall be paid and receive the compensation and benefits set forth in subsections (a) through (e) below:

          (a) An annual base salary ("Base Salary") of One Hundred Eighty-Three Thousand Seven Hundred Eighty and 00/00 Dollars ($183,780.00), prorated for any partial year of employment. Executive's Base Salary shall be subject to annual review at such time as the Company conducts salary reviews for its executives generally. Executive's Base Salary shall be payable in substantially equal installments on a semi-monthly basis, or in accordance with the Company's regular payroll practices in effect from time to time for executives of the Company.

          (b) Executive shall be eligible to participate in the Target Incentive Plan and such other annual incentive plans as may be established by the Company from time to time for individuals at Executive's level. The Company will establish individual and financial performance goals each year under the incentive plans, and

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Executive's annual Target Bonus shall be 45% of Base Salary; the maximum award for exceeding the performance goals (which will be determined in accordance with the current plan design) shall be 90% of Base Salary. The annual incentive bonus payable under this subsection (b) shall be payable as a lump sum at the same time bonuses are paid to other executives, unless Executive elects to defer all or a portion of such bonus pursuant to any deferral plan established by the Company for such purpose.

          (c) The Company will grant Executive 8,750 options to purchase shares of the Company's Common Stock that will vest over time ("Time Options") and the Company will grant Executive performance-based options for 8,750 shares of the Company's Common Stock ("Performance Options") (the Time Options and the Performance Options are collectively referred to herein as "Options"). The terms and conditions of the Time Options and the Performance Options shall be as set forth in the separate Option Agreements with Executive covering the grant of such Options. Executive will be eligible to participate in such other stock option programs as may be established from time to time by the Company for its executives.

          The other terms and conditions applicable to the Options and any equity purchased by Executive in the Company on or after the Effective Time ("Purchased Equity"), including put and call rights, shall be as provided in the Employee Shareholders Agreement, the terms and conditions of which are described on Schedule A, and to which Executive agrees to be bound.

          (d) Executive shall be entitled to participate in, or receive benefits under, any "employee benefit plan" (as defined in Section 3(3) of ERISA) or employee

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benefit arrangement made generally available by the Company to its executives, including plans providing retirement, 401(k) benefits, health care, life insurance, disability and similar benefits.

          (e) Executive is eligible for vacation in accordance with the Company's standard vacation policy. Executive will be provided a vehicle in accordance with the Company's automobile policy. Executive will be provided an annual physical examination. Executive will be promptly reimbursed by the Company for all reasonable business expenses Executive incurs and properly reports in carrying out Executive's duties and responsibilities under this Agreement.

     3.   TERMINATION.

     3.1 BY COMPANY. The Company shall have the right to terminate Executive's employment under this Agreement at any time during the Term by Notice of Termination (as described in Section 6). If the Company terminates Executive's employment under this Agreement (i) for Cause, as defined in
Section 5.2, (ii) if Executive becomes Disabled, or (iii) upon Executive's death, the Company's obligations under this Agreement shall cease as of the date of termination; provided, however, that Executive will be entitled to whatever benefits are payable to Executive pursuant to the terms of any health, life insurance, disability, welfare, retirement or other plan or program maintained by the Company in which Executive participates. If the Company terminates Executive during the Term of this Agreement other than pursuant to clauses (i) through (iii) of this Section 3.1, Executive shall be entitled to receive the compensation and benefits provided in subsections (a) through (c) below. Unless

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specified otherwise, the time periods in subsections (a) through (c) below shall be the 12-month period commencing on the date of Executive's termination of employment ("Severance Period"). Except as otherwise provided herein, the Company agrees that if Executive terminates employment and is entitled to compensation and benefits under this Section 3.1, he shall not be required to mitigate damages by seeking other employment, nor shall any amount he earns reduce the amount payable by the Company hereunder. Executive agrees that the compensation and benefits provided pursuant to Sections 3.1 and 3.2 shall be the only severance benefits payable to Executive by the Company and its affiliates as a result of Executive's termination of employment and Executive hereby waives his rights (if any) to any severance benefits under any other plan or program of the Company and its affiliates. The compensation and benefits payable or to be provided under subsections (a) through (c) below shall cease in the event of Executive's death after termination of employment.

          (a) BASE SALARY - Executive will continue to receive his Base Salary as then in effect (subject to withholding of all applicable taxes) for the Severance Period in the same manner as it was being paid as of the date of termination.

          (b) BONUSES AND INCENTIVES - Executive shall receive bonus payments from the Company for each month of the Severance Period in an amount for each such month equal to one-twelfth of the average of the bonuses earned by him for the two fiscal years in which bonuses were paid immediately preceding the year in which such termination occurs. Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall be

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payable on the date such amounts are payable to other executives and
Executive's termination shall not affect the payment of such bonus. Executive shall also receive a prorated bonus for any uncompleted fiscal year at the date of termination (assuming the Target Award level has been achieved), based upon the number of days that he was employed during such fiscal year.

          (c) HEALTH AND LIFE INSURANCE COVERAGE - The health care and group term life insurance benefits coverage provided to Executive at his date of termination shall be continued for the Severance Period at the same level and in the same manner as then provided to actively employed executive participants as if his employment under this Agreement had not terminated. Any additional coverages Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of termination shall be withheld from the amounts payable under subsection (a) above, or be paid by Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this Section, or the laws applicable to such plan, do not permit continued participation by Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits (including the same deductible and co-payment levels provided under the Company's policy). The benefits provided in this subsection (c) shall cease if Executive obtains other employment and, as a result of such other employment, health care and life insurance benefits are available to Executive.

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          (d) LUMP SUM PAYMENT. While the Company intends to pay such amounts on a monthly basis, the Company may, in its sole discretion, decide that the salary payments provided for under subsection (a) and/or the bonus payments provided for under subsection (b) shall be paid in a single lump sum payment, to be paid not later than 180 days after Executive's termination of employment; PROVIDED, FURTHER, that the amount of any such lump sum payment shall be determined by taking the salary or bonus payments to be made and discounting them to their Present Value (as defined in Section 5.8) on the date the payment to Executive is made. The lump sum payment under this subsection (d) shall not alter the amounts Executive is entitled to receive under the benefit plans described in subsection (c). Benefits under such plans shall be determined as if Executive had received such payments over the Severance Period.

          (e) STOCK OPTIONS. As of Executive's date of termination, the vesting and exercisability of all outstanding Time Options and Performance Options held by Executive, (and any other outstanding stock options granted to Executive by the Company) shall be determined in accordance with the stock option agreements for such options.

     3.2 BY EXECUTIVE. Executive shall have the right to terminate his employment hereunder at any time by Notice of Termination (as described in Section 6). If Executive terminates his employment other than for Good Reason, the Company's obligations under this Agreement shall cease as of the date of such termination. If Executive terminates his employment for Good Reason (as defined in Section 5.6), Executive shall be entitled to receive the compensation and benefits set forth in

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subsections (a) through (e) of Section 3.1 for the Severance Period, including the nonmitigation and other provisions of such section.

     3.3 RELEASE OF CLAIMS. To be entitled to any of the compensation and benefits described above in this Section 3, Executive shall sign a release of claims in the form required by the Company. No payments shall be made under this Section 3 until such release has been properly executed and delivered to the Company and until the expiration of the revocation period, if any, provided under the release. If the release is not properly executed by Executive and delivered to the Company within the reasonable time periods specified in the release, the Company's obligations under this Section 3 will terminate.

     3.4 SALE BUSINESS. If all or substantially all of the assets of the business unit for which Executive works are sold by the Company and Executive receives a bona fide offer of employment from the purchaser of such assets for a position and with compensation and benefits comparable to those Executive then has with the Company, Executive shall not, as a result of such transaction, be entitled to compensation and benefits under this Section 3 arising from his termination of employment with the Company, nor shall Executive be entitled to terminate his employment for Good Reason. If Executive does not receive such a bona fide offer of employment from the purchaser, then the other provisions of this Section 3 shall apply.

     4.   CONFIDENTIALITY AND NONCOMPETITION.

          (a) Executive acknowledges that, prior to and during the Term of this Agreement, the Company has furnished and will furnish to Executive Confidential

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Information which could be used by Executive on behalf of a competitor of the
Company to the Company's substantial detriment. Moreover, the parties recognize that Executive during the course of his employment with the Company may develop important relationships with customers and others having valuable business relationships with the Company. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section are reasonably necessary to protect the Company's legitimate business interests and good will.

          (b) Executive agrees that he shall protect the Company's Confidential Information and shall not disclose to any Person, or otherwise use, except in connection with his duties performed in accordance with this Agreement, any Confidential Information at any time, including following the termination of his employment with the Company for any reason; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Executive's obligations under this Section 4(b) shall survive any expiration or termination of this Agreement for any reason, provided that Executive may after such expiration or termination disclose Confidential Information with the prior written consent of the Board.

          (c) Upon the termination or expiration of his employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and

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reports and other documents supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control, and all of the Company's equipment and other materials in his possession or control. Executive's obligations under this Section 4(c) shall survive any expiration or termination of this Agreement.

          (d) Upon the termination or expiration of his employment under this Agreement, Executive agrees that for a period of one (1) year from his date of termination or until the end of the period for which he is entitled to receive compensation under Section 3.1 or 3.2 above, whichever is longer, he shall not
(i) enter into or engage in the design, manufacture, marketing or sale of any products similar to those produced or offered by the Company or its affiliates in the area of North America, either as an individual, partner or joint venturer, or as an employee, agent or salesman, or as an officer, director, or shareholder of a corporation, (ii) divert or attempt to divert any person, concern or entity which is furnished products or services by the Company from doing business with the Company or otherwise change its relationship with the Company, or (iii) solicit, lure or attempt to hire away any of the employees of the Company with whom the Executive interacted directly or indirectly while employed with the Company.

          (e) Executive acknowledges that if he breaches or threatens to breach this Section 4, his actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Section 4, the Company shall be entitled to seek injunctive

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relief, in addition to any other rights or remedies of the Company. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive's agreement under this
Section 4(e).

     5. DEFINITIONS. For purposes of this Agreement the following terms shall have the meanings specified below:

     5.1  "BOARD" or "BOARD OF DIRECTORS". The Board of Directors of the
Company.

     5.2 "CAUSE". The involuntary termination of Executive by the Company for the following reasons shall constitute a termination for Cause:

          (a) If the termination shall have been the result of an act or acts by Executive which have been found in an applicable court of law to constitute a felony;

          (b) If the termination shall have been the result of an act or acts by Executive which are in the good faith judgment of the Chief Executive Officer (or his designee) to be in violation of law or of policies of the Company and which result in material damage to the Company;

          (c) If the termination shall have been the result of an act or acts of proven dishonesty by Executive resulting or intended to result directly or indirectly in significant gain or personal enrichment to the Executive at the expense of the Company; or

          (d) Upon the willful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability, as defined

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herein), after a demand in writing for substantial performance is delivered by the Chief Executive Officer (or his designee), which demand specifically identifies the manner in which the Chief Executive Officer (or his designee) believes that Executive has not substantially performed his duties.

     With respect to clauses (b), (c) or (d) above of this Section, Executive shall not be deemed to have been involuntarily terminated for Cause unless and until a notice is delivered to Executive by the Chief Executive Officer (or his designee) setting forth (i) the conduct deemed to qualify as Cause, (ii) reasonable action that would remedy such objectionable conduct, and (iii) a reasonable time (not less than thirty days) within which Executive may take such remedial action, and Executive shall not have taken such specified remedial action within such specified reasonable time. For purposes of this Agreement, no act or failure to act by Executive shall be deemed to be "willful" unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company.

     5.3 "CODE". The Internal Revenue Code of 1986, as it may be amended from time to time.

     5.4 "CONFIDENTIAL INFORMATION". All technical, business, and other information relating to the business of the Company or its subsidiaries or affiliates, including, without limitation, technical or nontechnical data, formulae, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers or suppliers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily

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ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

     5.5 "DISABILITY" or "DISABLED". Executive's inability as a result of physical or mental incapacity to substantially perform Executive's duties for the Company on a full-time basis for a period of six (6) consecutive months.

     5.6 "GOOD REASON". A "Good Reason" for termination by Executive of Executive's employment shall mean the occurrence during the Term (without the Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, and such act or failure to act has not been corrected within thirty (30) days after written notice of such act or failure to act is given by Executive to the Company:

          (i) a material adverse change in the nature or status of Executive's job responsibilities from those set forth in Section 1(a), except in connection with (A) a job change or relocation of Executive that is necessitated by changes in the operation of the business; or (B) a performance-related job change or relocation of Executive that the Company deems necessary to the operation of the business.

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     (ii) a reduction by the Company in Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time, except in connection with (A) an across-the-board pay reduction for executives of similar status, or (B) a change described in (i)(A) or (i)(B) above;

     (iii) the failure by the Company to continue to provide Executive with compensation and benefits substantially similar in the aggregate to those enjoyed by Executive on the date hereof under the Company's retirement, 401(k), incentive compensation, fife insurance, health and accident or disability plans, or the taking of any action by the Company which would directly or indirectly materially reduce any of such compensation or benefits, except in connection with (A) an across-the-board reduction that impacts executives at Executive's level generally, or (B) a change described in (i)(A) or (i)(B) above;

     (iv) any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of
Section 6 (for purposes of this Agreement, no such purported termination shall be effective).

          The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. Unless otherwise agreed to by Executive, the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

     5.7 "PERSON". Any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

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     5.8  "PRESENT VALUE". The term "Present Value" on any particular date shall have the same meaning as provided in Section 280G(d)(4) of the Code.

     6. TERMINATION PROCEDURES. During the Term of this Agreement, any purported termination of Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10. A Notice of Termination for Cause is required to include the information set forth in
Section 5.2. "Date of Termination," with respect to any purported termination of Executive's employment during the Term of this Agreement, shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such thirty
(30) day period), and (iii) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days, except in the case of a termination for Cause; and in the case of a termination by the Executive, shall not be less than thirty (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

     7. CONTRACT NON-ASSIGNABLE. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Company.

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     8.   SUCCESSORS; BINDING AGREEMENT.

     8.1 In addition to any obligations imposed by law upon any successor to, or transferor of, the Company, the Company will require any successor to, or transferor of, all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, reorganization, liquidation, consolidation or otherwise) to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute the basis for Executive to terminate the Executive's employment for Good Reason during the 90-day period after such succession and to receive the compensation and benefits provided in Section 3.1 above. The provisions of this Section 8.1 shall not apply to transactions covered by Section 3.4.

     8.2 This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and by the Company's successors and assigns. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

     9. OTHER AGENTS. Nothing in this Agreement is to be interpreted as limiting

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the Company from employing other personnel on such terms and conditions as may be satisfactory to the Company.

     10. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:

          To the Company:     Blount International, Inc.
                              4520 Executive Park Drive
                              Montgomery, Alabama 36116-1602
                              ATTN:
                                   ----------------------------

                              With a copy to: Richard H. Irving, III
                              Blount International, Inc.
                              4520 Executive Park Drive
                              Montgomery, Alabama 36116-1602

          To the Executive:   Kenneth Owen Saito
                              Blount, Inc.
                              Oregon Cutting Systems Division
                              4909 S.E. International Way
                              Portland, Oregon 97222-4679

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

     11. PROVISIONS SEVERABLE. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

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     12.  WAIVER. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

     13. INDEMNIFICATION. During the term of this Agreement and after Executive's termination for a period of time equal to the Severance Period, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company's request, in each case to the maximum extent permitted by law and under the Company's Articles of Incorporation and By-Laws (the "Governing Documents"), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except for changes mandated by law. During the Term and for a period of time equal to the Severance Period, Executive shall be covered in accordance with the terms of any policy of directors and officers liability insurance maintained by the Company for the benefit of its officers and directors.

     14. AMENDMENTS AND MODIFICATIONS. This Agreement may be amended or modified only by a writing signed by both parties hereto.

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     15.  GOVERNING LAW. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     16. ARBITRATION OF DISPUTES; EXPENSES. All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive's claim has been denied. Unless prohibited by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in a location selected at the discretion of the Company (which shall not be unreasonable, taking into account the business location at which Executive is employed), and shall proceed in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. In the event the Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any material rights or benefits through settlement, arbitration or otherwise, the Company shall promptly pay Executive's reasonable legal fees and expenses incurred in enforcing this

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Agreement and the fees of the arbitrator. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   EXECUTIVE:


                                   ------------------------------


                                   COMPANY:
                                   BLOUNT, INC.


                                   By:
                                      ---------------------------

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                                                                    SCHEDULE B



                                   AGREEMENT
                                      FOR
                               PURCHASED EQUITY


     The undersigned agrees that promptly upon commencement of the Term of his Employment Agreement with Blount, Inc. (the "Company"}, the undersigned shall make a minimum investment in the equity ("Purchased Equity") of the Company of 80% of the aggregate amount of the net proceeds remaining, after all applicable taxes have been paid, resulting from cancellation of his outstanding Company stock options in accordance with Section 2.2 of the Recapitalization Agreement. The Company and the undersigned shall endeavor to structure such investment in the most tax and accounting efficient manner reasonably possible under the relevant circumstances.

     Dated as of this 7th day of June, 1999.



                                        ------------------------------

                               SUMMARY OF TERMS
                       EMPLOYEE SHAREHOLDERS AGREEMENT

     Set forth below is a summary of certain terms of an agreement ancillary to the Employment Agreement (the "Employment Agreement") to which this Summary of Terms is attached and of which it forms a part, including the Employee Shareholders Agreement and the related Option Agreements. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Employment Agreement.


EQUITY OWNERSHIP FOLLOWING RECAPITALIZATION

     PURCHASED SHARES - After the closing contemplated by the Recapitalization Agreement, a portion of the fully diluted equity of the Company will be purchased by executives and key employees (the "Managers") at a purchase price equal to the price per share of Company common stock paid in connection with the recapitalization, which is $30.00 per share (the "Purchased Shares").


OPTION AGREEMENT

     STOCK OPTIONS - As soon as practicable after the closing of the recapitalization, the Company shall grant the Managers nonqualified options (the "Options") to purchase the Company's common stock. One-half of such Options will be granted as "Time Options" and one-half of such Options shall be granted as "Performance Options", which will be earned upon achievement of the "Management Case" performance as described below.

     Except as otherwise provided herein, the terms of the option plans and agreements, governing the Options shall be substantially similar to the Company's 1998 Option Plan.

     OPTION TERM - The option term of the Options shall be 10 years from the Effective Time (as defined in the Recapitalization Agreement) and 10 years after grant with respect to options subsequently granted.

     Unexercisable Options will terminate upon termination of employment, unless acceleration in connection with such termination is explicitly provided for.

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


     Upon a Change-in-Control, the Compensation Committee may terminate the Options, so long as the Executives are cashed out of, or are permitted to exercise, their exercisable Options prior to the Change-in-Control.

     OPTION EXERCISE PRICE - Options shall be granted at an exercise price equal to the price per share of Company common stock paid in connection with the recapitalization, which is $30.00 per share.

     DILUTION OF OPTIONS - Option holders shall be subject to the same dilution as the common stockholders.

     REALLOCATION - Shares subject to Options that are forfeited may be reallocated to other employees as determined by the Compensation Committee in its sole discretion.


VESTING OF EQUITY RIGHTS

     NORMAL VESTING OF TIME OPTIONS - Time Options shall become exercisable with respect to 20% of the shares subject to such Options on each of the first five anniversaries of the Effective Time as and when the Executive's employment continues through and including the date of each such anniversary. Time Options shall expire and no longer be exercisable as provided under the "Option Term" section herein, but all Time Options shall accelerate and become fully exercisable as provided under the "Accelerated Vesting of Options" section herein.

     NORMAL VESTING OF PERFORMANCE OPTIONS - Performance Options shall become exercisable at the end of six years, whether or not the EBITDA (as defined below) targets are achieved, but become exercisable earlier with respect to up to 20% of the shares subject to the Performance Options, on each of the first five anniversaries of the Effective Time, to the extent the EBITDA for the fiscal year most recently completed (the "Fiscal Year") equals or exceeds the EBITDA targets (each, a "Target"), as set forth herein.

     If the Company's EBITDA for a Fiscal Year is less than 100% of the Target for such Fiscal Year (a "Missed Year"), such Performance Options shall become exercisable with respect to a portion of the shares subject to Performance Options in an amount equal to the product of (a) 20% of the total number of shares subject to Executive's Performance Options multiplied by (b) the Applicable Percentage (as set forth in Exhibit B attached hereto).

     If either all or a portion of the Executive's Performance Options do not become exercisable in any year pursuant to the above, the Executive may "catch-up" if the Cumulative EBITDA Targets (as set forth herein) are satisfied. The amount that would vest is equal to 40% if in year 2, 60% if in year 3, 80% if in year 4 and 100% if in year 5, less the number of Executive's Performance Options which had previously vested.


ACCELERATED VESTING OF OPTIONS

     TIME OPTIONS - Unvested Time Options shall become fully exercisable upon
(i) death, (ii) disability, (iii) Change-in-Control, or (iv) Retirement (as defined below), provided the Executive had been employed by the Company for at least three years from the date of the Effective Time.

     PERFORMANCE OPTIONS - Performance Options shall become fully exercisable upon a Change-in-Control if, and only if, (a) 100% or more of the EBITDA Target has been achieved in each Fiscal Year prior to such Change-in-Control, or (b) 100% of the Cumulative EBITDA Target has been achieved in the Fiscal Year immediately preceding such Change-in-Control. Except for the above and any other acceleration occurring by reason of the attainment of the EBITDA Targets, vesting of Performance Options shall not accelerate for any reason.

     ADJUSTMENTS - In the event of any change in the outstanding Common Stock by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization, consolidation or merger, or similar event, the Company shall adjust appropriately the number of shares subject to Options and make other revisions as it deems are equitably required.


EMPLOYEE SHAREHOLDERS AGREEMENT

     TRANSFER RESTRICTIONS - Except as provided below, transfers of Purchased Shares or shares purchased upon exercise of Options ("Option Shares") will not be permitted prior to the fifth anniversary of the Effective Time. Option Shares and Purchased Shares may be transferred prior to the fifth anniversary of the Effective Time (i) to a Permitted Transferee so long as such Permitted Transferee agrees to be bound by the terms of all applicable agreements, (ii) pursuant to an exercise of "Tag-Along" or "Drag-Along" Rights described below,
(iii) pursuant to an exercise of call or put rights described below, (iv) pursuant to an exercise of the registration rights described below, or (v) in connection with a Change-in-Control so long as such transfers are on a pro rata basis with transfers made by Lehman Brothers Merchant Banking Partners II L.P. ("LB MBP II") in connection with such Change-in-Control. Except as provided hereinabove or as agreed to by the Compensation Committee, Options will be nontransferable, but may be exercised after an Optionholder's death by his or her designated beneficiary or estate.

     In addition to the transfer restrictions of the Employee Shareholders Agreement, any sale of Purchased Shares or Option Shares shall in all cases be completed in compliance with applicable securities laws. The Company will register all Option Shares on Form S-8 under the Securities Act of 1933.

     RIGHT OF FIRST REFUSAL - The Company shall have a right of first refusal on all management equity rights (which rights the Company may assign to LB MBP
II) until the transfer restrictions expire. Such right shall not apply to any transfer to a Permitted Transferee so long as such Permitted Transferee agrees to be bound by the terms of all applicable agreements.

     REGISTRATION RIGHTS - Each Executive will have "piggy back" registration rights if (i) the Company is registering shares of its common stock under the Securities Act of 1933 for its own account (subject to customary exceptions for registrations related to exchange offers or benefit plans), PROVIDED that such rights shall only be available if LB MBP II is selling shares of common stock for its own account in connection with such registration, in each case on a pro rata basis with LB MBP II or (ii) in any Public Offering in which shares owned by LB MBP II are offered, on a pro rata basis.

     TAGALONG/DRAGALONG - In the event that LB MBP II or one of its affiliates is transferring any shares of common stock of the Company to a third party, it will give each Executive notice of such proposed transfer, including the relevant terms thereof. Within 30 days of receipt of such notice, each Executive may elect to sell his Option Shares or Purchased Shares to such third party on a pro rata basis with LB MBP II. Notwithstanding the foregoing, the "tag-along" rights shall not apply to any sale of LB MBP II or its affiliates pursuant to a syndication of its equity interest in the Company during the six month period after the Effective Time, PROVIDED that the aggregate amount of such sale does not exceed $100 million.

     In the event that LB MBP II or one of its affiliates is transferring shares of common stock of the Company to any third party that has made an offer to purchase such shares, LB MBP II will have the right to cause each Executive to sell his Option Shares or Purchased Shares to such third party on a pro rata basis.


PUT AND CALL RIGHTS

     TERMINATION BY THE COMPANY FOR CAUSE; VOLUNTARY TERMINATION WITHOUT GOOD REASON - If, during the Term, the Executive's employment is either (x) involuntarily terminated by the Company for Cause, or (y) terminated by the Executive without Good Reason:

          (a) All shares of Company common stock ("Common Stock") purchased by the Executive pursuant to the exercise of stock options ("Options") granted to the Executive ("Option Shares") may be called by the Company at the lesser of (x) the purchase price paid by the Executive therefor (the "Exercise Price") and (y) Fair Market Value (as defined below).

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


          (b) All Options then held by the Executive shall be forfeited, without any consideration being paid therefor by the Company, as of the Executive's date of termination of employment with the Company ("Termination Date").

          (c) All shares of Common Stock owned by the Executive, other than Option Shares ("Purchased Shares"), may be called by the Company at Fair Market Value.

          (d) The Executive shall have no right to put his Option Shares or Purchased Shares to the Company as a result of such termination of employment.

     TERMINATION BY THE COMPANY WITHOUT CAUSE; TERMINATION BY THE EXECUTIVE WITH GOOD REASON; RETIREMENT - If, during the Term, the Executive's employment with the Company is either (x) involuntarily terminated by the Company without Cause, (y) terminated by the Executive for Good Reason, or (z) terminated as a result of the Executive's Retirement (as defined herein) from employment with the Company at or after age 65 (or such earlier retirement age as permitted under any agreement entered into after the Effective Time between the Company and the Executive or if the Board shall consent thereto in writing):

          (a) All Option Shares held for at least six months by the Executive may be called by the Company at Fair Market Value.

          (b) All Purchased Shares held for at least six months by the Executive may be called at Fair Market Value.

          (c) The Executive shall have no right to put his Option Shares or Purchased Shares to the Company as a result of such termination of employment.

          (d) Except as provided under clauses (a) and (b) above, the Company shall have no right to call Options, Option Shares or Purchased Shares upon a termination of employment covered by this section.

Notwithstanding the foregoing, if the Executive elects, he may override the calls made pursuant to paragraphs (a) or (b) above and retain all or any portion of his Option Shares and Purchased Shares by giving the Company written notice of such override within 30 days of his receipt of the call notice.

     TERMINATION DUE TO DEATH OR DISABILITY - If, during the Term, the Executive's employment is terminated due to his death or Disability, the Executive (or his legal representative or the legal representative of his estate, if applicable) may put all Options, Option Shares and Purchased Shares to the Company or the Company may call such Options, Option Shares and Purchased Shares, in each case at Fair Market Value (in the case of Options, net of the Exercise Price); PROVIDED, HOWEVER, that if the

Executive elects, he may override such call and retain all or any portion of his Options, Option Shares and Purchased Shares by providing the Company with a written notice of such override within 30 days of his receipt of the Company's call notice.

     SALE OF A COMPANY DIVISION - If the Company shall sell the business division in which the Executive is principally employed (a "Sale"), the Company may call the Executive's Options, Option Shares and Purchased Shares at Fair Market Value; provided, however, that if the Executive elects, he may override such call by the Company and retain all or any portion of his Options, Option Shares and Purchased Shares by providing the Company with a written notice of such override within 30 days of his receipt of the Company's call notice. The Executive shall have no right to put his Options, Option Shares or Purchased Shares to the Company as a result of such Sale.

     NOTICE OF PUTS AND CALLS; EXERCISE RIGHTS - If the Company intends to call any or all of the Executive's Options, Option Shares or Purchased Shares as provided herein, it will provide prior written notice to the Executive (or the Executive's legal representative or the legal representative of the Executive's estate, as applicable), such notice to include the Fair Market Value of the Options, Option Shares or Purchased Shares, as the case may be, and to be given no later than 75 days after the Executive's Termination Date or Sale, (as applicable). If the Executive (or the Executive's legal representative or the legal representative of his estate, as applicable) is entitled to put any or all of his Options, Option Shares or Purchased Shares, notice of such intent must be given by the Executive no later than 90 days after the Company gives notice that it will not exercise its call.

     Neither the Executive nor the Company shall have any put or call rights following a Public Offering (as such term is defined herein).

     Any exercise of put or call rights may be for all or a portion of the Options, Option Shares and Purchased Shares subject thereto, as determined in the sole discretion of the holder of such rights.

     LIMITATION ON PUT AND CALL RIGHTS - Notwithstanding anything herein to the contrary, the Company shall not be required to purchase any Options, Option Shares or Purchased Shares (whether through the exercise of a put or a call) if such purchase would be, or would result in, a violation of the terms of its then existing debt agreements or any applicable law or regulation. In addition, no such put or call will occur if, in the reasonable discretion of the Board, such purchase would be reasonably likely to (i) impair the Company's available cash, (ii) require unsuitable additional debt to be incurred by the Company or (iii) result in any other adverse economic or financial condition, in each case only to the extent that any such event described in clauses (i), (ii) or (iii), individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on the financial condition of the Company.

     FAIR MARKET VALUE - For purposes hereof, the term "Fair Market Value" shall mean, in respect to each share of Common Stock:

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

          (a) To the extent the call or put, as the case may be, occurs concurrently with or within 30 days of a Public Offering, the offering price to the public per share of common stock of such Public Offering;

          (b) To the extent the call or put, as the case may be, occurs concurrently with or within 30 days of a Change in Control, the value of the Company's total equity, as determined based upon the price per share paid in connection with such Change in Control, divided by the total number of shares of Common Stock then outstanding;

          (c) To the extent clauses (a) and (b) do not apply and a regular trading market for the Company's common stock exists following a Public Offering, the average closing price of such common stock for 10 consecutive trading days ending on the trading day immediately prior to such call or put; and

          (d) At all other times, the fair market value of the Company's total equity, as determined by the Board in good faith divided by the total number of shares of Common Stock then outstanding; PROVIDED, HOWEVER, that if the Executive disputes the Board's determination, within 10 days of the Executive's receipt of notice of the Board's determination, the Executive and the Board shall jointly select a qualified independent financial advisor to make such determination, which determination shall be final and binding upon the parties, PROVIDED, HOWEVER, that the fees and costs of such financial advisor in connection with its determination shall be borne equally by the Company and the Executive unless such financial advisor's fair market value determination is 10%, or more, greater than the Board's determination, in which case such fees and costs shall be borne entirely by the Company.

DEFINITIONS

     EBITDA - "EBITDA" shall be defined in a manner consistent with the Company's debt instruments entered into in connection with the recapitalization contemplated by the Recapitalization Agreement.

     PERMITTED TRANSFEREES - "Permitted Transferees" shall mean (i) each Executive's heirs, executors, administrators, testamentary trustees, legatees, beneficiaries or charitable remaindermen, (ii) a trust, the beneficiaries of which include only such Executive, such Executive' spouse, lineal descendants or any other member of the family of such Executive; or (iii) any person if LB MBP II has given its prior written consent to the applicable transfer.

     PUBLIC OFFERING - "Public Offering" shall mean the sale of shares of any class of the Company's stock to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed

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under the Securities Act of 1933 which results in an active trading market of
25% or more of the outstanding shares of the Company's common stock. There shall be deemed to be an "active trading market" if the Company's common stock is listed or quoted on a national exchange or the NASDAQ National Market.

     RETIREMENT - "Retirement" shall mean normal retirement under the terms of any tax-qualified retirement plan of the Company which retirement occurs no earlier than three years after the Effective Term. Except as provided in the preceding sentence, any purported retirement prior to the third anniversary of the Effective Time, shall be treated the same as a voluntary termination.


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




                                   EXHIBIT A

                                EBITDA TARGETS
                                ($ IN MILLIONS)


                              "Management Case"     Cumulative
                                EBITDA Target     EBITDA Target
                              -----------------   -------------

                    1999            $166.2          $  166.2
                    2000            $223.7          $  389.9
                    2001            $246.3          $  636.2
                    2002            $270.7          $  906.9
                    2003            $295.9          $1,202.8

          Upon disposition or acquisition of any business or substantial portion of the assets of the Company or another company, the EBITDA Targets for the year of such disposition or such acquisition and each subsequent year shall be adjusted to eliminate or include, as the case may be, the income and expense to the business or assets that were subject to disposition or acquisition, but only to the extent not already done so in connection with the calculation of EBITDA. Such adjustments must be consented to by a majority of the non-management directors of the Board of the Company. If such directors cannot so consent, the adjustment proposal shall be submitted to the Company's independent auditors, who can consult with the necessary consultants for binding resolution.

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                                  EXHIBIT B

                             APPLICABLE PERCENTAGE


Percentage of EBITDA Target Achieved              Applicable
(annual or cumulative)(Pct.)                      Percentage
------------------------------------              ----------

          Less than 85                                 0.00
          85                                          25.00
          86                                          30.00
          87                                          35.00
          88                                          40.00
          89                                          45.00
          90                                          50.00
          91                                          55.00
          92                                          60.00
          93                                          65.00
          94                                          70.00
          95                                          75.00
          96                                          80.00
          97                                          85.00
          98                                          90.00
          99                                          95.00
         100                                         100.00


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